Exhibit 99.1

RumbleOn Appoints Seasoned Executive Shin Lee to its Board of Directors

IRVING, Texas--(BUSINESS WIRE)-- RumbleOn, Inc. (NASDAQ: RMBL) (the "Company" or "RumbleOn"), the nation's first technology-based omnichannel powersports platform, today announced the appointment of Ms. Shin Lee to its Board of Directors. Ms. Lee is a seasoned executive bringing nearly 20 years of experience from leading Fortune 500 companies including Block Inc., and Wells Fargo. Following the appointment of Ms. Lee, the Board is composed of seven directors, five of whom are independent. Ms. Lee will serve on the Board’s Nominating and Corporate Governance Committee and its Compensation Committee.

Marshall Chesrown, RumbleOn’s Chairman and Chief Executive Officer, commented, “We are honored to welcome Shin Lee to RumbleOn’s Board of Directors. As a global business leader with extensive operations experience, I am confident that her expertise in planning and executing complex initiatives in rapid growth environments will prove to be an asset to RumbleOn. We continue strengthening our leadership team and remain focused on driving profitable growth and delivering shareholder value as we execute on our mission.”

Ms. Lee currently serves as the Chief of Staff of Square Financial Services, a bank newly established within Block, Inc. (formerly Square, Inc.), and is responsible for planning and mobilizing teams to execute the company’s top priorities. Before Block, Inc., Ms. Lee held a number of senior executive roles during her 18-year tenure at Wells Fargo. Her positions spanned risk management, governance, global expansion, and merger integration. Ms. Lee holds a Ph.D. in organizational psychology from Kansas State University, and an EMBA jointly awarded by NYU Stern, HEC School of Management, and the London School of Economics.

Ms. Lee commented, “Like many of the world’s most innovative companies, RumbleOn strives to provide unparalleled customer choice and a seamless, personalized and multi-touch digital experience, in an industry that has yet to embrace technology. RumbleOn is revolutionizing an industry that is ripe for disruption and I am thrilled to join Marshall and the rest of this visionary team and help lead RumbleOn into the future.”

About RumbleOn

RumbleOn, Inc. is the nation's first technology-based omnichannel powersports platform. Headquartered in the Dallas Metroplex, RumbleOn is revolutionizing the customer experience for outdoor enthusiasts across the country and making powersport vehicles accessible to more people, in more places than ever before. To learn more please visit us online at https://www.rumbleon.com.

Contacts

Investor Relations Contact:
Will Newell
investors@rumbleon.com

Source: RumbleOn, Inc.